Exhibit 2.1

AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
INTERNATIONAL FINANCIAL DATA SERVICES LIMITED PARTNERSHIP

This Amendment is dated as of March 26, 2013 and serves to amend the Agreement of Limited Partnership (the “Agreement”) dated as of January 31, 2001, between and among International Financial Data Services GP, Inc. (“State Street GP”) and IFDS GP, Inc. (“DST GP”) as general partners (the “General Partners”), and DST Systems, Inc. (“DST”) and State Street Corporation (“State Street”) as limited partners (the “Limited Partners”). The parties desire to amend the Agreement in accordance with Section 13.02 of the Agreement.
Now, therefore, the parties hereby agree as follows:
1. Section 7.01 (Establishment of a Managing Board) of the Agreement is hereby amended by revising the second sentence of that section to read as follows:
“The Board shall consist of two persons (“Directors”), one of which shall be appointed by DST GP and one of which shall be appointed by State Street GP.”
2. Except as expressly amended or modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
General Partners:

(State Street GP) INTERNATIONAL FINANCIAL DATA SERVICES GP, INC. By: ___/s/ Robert Kaplan_____________ Name: Robert Kaplan Title: Executive Vice President	(DST GP) IFDS GP, INC. By: ___/s/ Kenneth V. Hager_____________ Name: Kenneth V. Hager Title: Director & Treasurer
Limited Partners:

STATE STREET CORPORATION By: ___/s/ Michael Rogers___________ Name: Michael Rogers Title: Executive Vice President	DST SYSTEMS, INC. By: ___/s/ Stephen C. Hooley_____________ Name: Stephen C. Hooley Title: Chief Executive Officer & President